Exhibit 99.1

VAALCO Energy Announces Notice of Award of a 40% Participating Interest
as Operator of Block 5 Offshore Angola

HOUSTON, May 17 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY) an independent energy company, announced today that it has received formal notice from Sonangol, the National Oil Company of the Republic of Angola, that it has been awarded a 40% participating interest in Block 5, a 1.4-million- acre oil exploration concession off the coast of Angola.

The Company will operate the block on behalf of a consortium of three companies, including Sonangol. The award of the block is subject to the execution of a Participation Agreement with Sonangol, the exclusive concessionaire of all mining rights for exploration and production of hydrocarbons in Angola. In connection with the Participation Agreement, VAALCO must also enter into a Production Sharing Agreement with the other members of the consortium.

Under the terms of the award, VAALCO will pay a signature bonus of $8.4 million for its interest. The Company also has committed to shoot 1,000 square kilometers within the block, and to drill two exploration wells during the four-year primary exploration term. A second three-year term is available for a commitment to additional seismic acquisition and two more exploration wells.

Block 5, which is located in the Kwanza basin in the northern waters offshore Angola, contains 1.4 million acres, with 95% of the block having a water depth of less than 200 meters. The acreage is equivalent in size to approximately 280 blocks offshore Louisiana in the Gulf of Mexico.

Twelve wells have been drilled in Block 5 by previous operators, three of which tested oil at rates from 700-1,100 barrels per day of 29-33 degree gravity crude. These oil accumulations were, at the time, deemed non- commercial, although it is reported by Sonangol that they proved up approximately 50 million barrels of oil in place. Four other wells had oil shows. A total of 8,000 line kilometers of 2-D seismic mapping was shot during the 1980s, and two 3-D surveys were shot in 1996 and 2000, for a total of 2,200 square kilometers of data. These surveys were primarily confined to the southern portion of the block.

Robert Gerry, Chairman and CEO of VAALCO, said, “As we have discussed with investors in the past, VAALCO is actively seeking to expand its opportunity base in West Africa and other regions of the world. With the execution of the new Mutamba Iroru production license onshore Gabon last November, and the award of this major exploration area offshore Angola, we have made large strides towards accomplishing this goal. The block offshore Angola is attractive to us because it has a proven hydrocarbon system based on the discoveries made by earlier operators. In addition, there are objectives below the salt that until recently were not able to be resolved without the new seismic processing techniques that have become available in the last several years. We look forward to working with Sonangol on this new venture.”

VAALCO Energy, Inc., incorporated in 1985, is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil and natural gas. VAALCO owns producing properties and conducts exploration activities as operator of a consortium of five companies offshore of Gabon, West Africa. VAALCO Energy also entered into an agreement with two partners to form a joint venture to start exploration and drilling activities in the North Sea region.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/A for the year ended December 31, 2005, and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                        05/17/2006
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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